Filed Pursuant to Rule 424(b)(2)
Registration No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Callable Contingent Accrual Notes with Interest	$7,680,000	$547.58

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 13, 2009)

UBS AG $7,680,000 Callable Contingent Accrual Notes with Interest Linked to the Spread Between the USD 30-Year and 2-Year Swap Rates and the Performance of the S&P 500® Index due on August 6, 2025

 Investment Description

Callable Contingent Accrual Notes (the “Notes”) are senior unsecured debt obligations of UBS AG (“UBS”) with interest linked to both (i) the spread between the USD 30-year Constant Maturity Swap Rate (the “30y CMS”) and the USD 2-year Constant Maturity Swap Rate (the “2y CMS”) (the difference, or excess, of the 30y CMS over the 2y CMS being referred to herein as the “CMS Spread”) and (ii) the closing level of the S&P 500® Index (the “Index”). The Notes pay interest quarterly in arrears, which accrues at a rate of 8.00% per annum for each day during the relevant interest period in which both (i) the CMS Spread is zero or positive and (ii) the Index closes at or above 800 (the “Index Barrier”). For a detailed description of how the 30y CMS, the 2y CMS, the CMS Spread and the closing level of the Index will be determined, see “General Terms of the Notes — Coupon” beginning on page 16. The Issuer may, in its sole discretion, elect to redeem the Notes in whole, but not in part, at a redemption price equal to the outstanding principal amount plus any accrued but unpaid interest thereon to but excluding the date of redemption, on any interest payment date scheduled to occur on or after August 6, 2011, by giving at least 5 Business Days’ prior written notice. Any payment on the Notes, including interest and repayment of principal, is subject to the creditworthiness of UBS.

You will not earn interest for any day on which the CMS Spread is negative or the closing level of the Index is below the Index Barrier. Accordingly, the actual interest payable on your Notes for any given Interest Period may be zero, and your return for any Interest Period or over the life of the Notes could be significantly less than the Base Rate or the return on a comparable debt instrument or may even be zero.

 Features

❑

Variable Income: UBS will make quarterly interest payments that will range from 0.00% to a maximum of 2.00% per quarter (a maximum of 8.00% per annum). Interest will accrue at 8.00% per annum for each day that both (i) the CMS Spread is zero or positive and (ii) the Index closes at or above the Index Barrier. No interest will accrue for any day on which the CMS Spread is negative or the closing level of the Index is below the Index Barrier.

❑

Issuer Call Right: We may, at our election, redeem the Notes in whole, but not in part, on the 6th day of each February, May, August or November, commencing on August 6, 2011, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to but excluding the redemption date.

❑	Principal Protection Feature: If you hold the Notes to maturity (or earlier redemption by the Issuer), you will receive at least 100% of your principal, subject to the creditworthiness of UBS.

Key Dates

Trade Date	August 3, 2010
Settlement Date	August 6, 2010
Interest Payment Dates	Quarterly, on the 6th day of each February, May, August and November commencing on November 6, 2010, during the term of the Notes (subject to adjustments, as described herein).
Maturity Date	August 6, 2025
CUSIP:	90261JFX6
ISIN:	US90261JFX63

 Note Offering

See “Additional Information about UBS and the Notes” on page 2. The Notes we are offering will have the terms set forth in the accompanying prospectus and this pricing supplement. See “Risk Factors” beginning on page 13 of this pricing supplement for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Note	100%	2.25%	97.75%
Total	$7,680,000	$172,800	$7,507,200

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated August 3, 2010

 Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Notes” refers to the Callable Contingent Accrual Notes that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus, dated January 13, 2009.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

 Investor Suitability

The Notes may be suitable for you if:

♦

You seek an investment of up to 15 years with 100% principal protection if held to maturity (or early redemption by the issuer), subject to the creditworthiness of UBS, and variable interest payments linked to the CMS Spread and the Index.

♦	You understand the complex factors that influence long- and short-term interest rates and the factors that influence stock prices in general.

♦	You believe that the 30y CMS will generally exceed or equal the 2y CMS Rate and that the Index will generally exceed or equal the Index Barrier during the period you will hold the Notes.

♦	You are willing and able to hold the Notes to maturity, a term of 15 years, and are aware that there may be little or no secondary market for the Notes.

♦	You are comfortable holding Notes with unpredictable interest payments, which could result in your receiving little or no interest on your Notes for some or all of the fifteen-year term of the Notes.

♦	You can tolerate the Issuer calling the Notes prior to maturity and losing any potential for income from the Notes thereafter.

♦	You are comfortable with the creditworthiness of UBS, as issuer of the Notes.

The Notes may not be suitable for you if:

♦	You require fixed income from this investment.

♦	You are not familiar with the complex factors that influence long– and short–term interest rates or the factors that influence stock prices.

♦	You believe that the 30y CMS will generally be less than the 2y CMS or that the Index will generally be less than the Index Barrier during the period you will hold the Notes.

♦	You cannot tolerate receiving little or no interest for some or all of the 15-year term of the Notes.

♦	You are unable or unwilling to hold the Notes to maturity, a term of 15 years.

♦	You seek an investment for which there will be an active secondary market.

♦	You cannot tolerate the Issuer calling the Notes prior to maturity and losing any potential for income from the Notes thereafter.

♦	You are unable or unwilling to assume the credit risk associated with UBS, as issuer of the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Risk Factors” beginning on page 13 of this pricing supplement for risks related to an investment in the Notes.

 What are the tax consequences of the Notes?

The tax treatment of your Notes depends upon whether or not it is reasonably expected that the return on the Notes during the first half of the Notes’ term will be significantly greater or less than the return on the Notes during the second half of the Notes’ term (“Front- or Back-Loaded”). We believe that the Notes are Front- or Back-Loaded. This determination is made solely for tax purposes based on currently available objective economic information and is not a prediction or guarantee of the timing or amount of the payments on your Notes. In the opinion of Sullivan & Cromwell LLP, assuming the Notes are Front-Loaded or Back-Loaded, the Notes should be treated as debt instruments subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under the special rules governing contingent payment obligations, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. Under these rules, you will only accrue interest based on the comparable yield. You will not have to separately include the amount of interest that you receive on the Notes, except to the extent of any positive or negative adjustments discussed in more detail under “Certain United States Federal Income Tax Consequences.” The comparable yield and projected payment schedule for your Notes is set forth below under “Certain United States Federal Income Tax Consequences.” The comparable yield and projected payment schedule are neither a prediction nor a guarantee of what the actual payments you receive will be.

Generally, amounts paid to a Non-United States Holder will not be subject to withholding, provided certain certification requirements are satisfied.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, please see the discussion under “Certain United States Federal Income Tax Consequences” and consult your tax advisor.

Please see the accompanying prospectus for a discussion of certain Swiss tax considerations relating to the Notes.

Terms

Issuer	UBS AG, Jersey Branch

Calculation Agent	UBS AG, London Branch

Aggregate Principal Amount	$7,680,000

Denomination	$1,000 principal amount per Note

Minimum Investment	$1,000 (1 Note). Purchases must be in integral multiples of $1,000.

Issue Price	100% of the principal amount

Settlement Date	August 6, 2010

Maturity Date	August 6, 2025

Payment at Maturity(1)	The Notes are 100% principal protected only if held to maturity (or, if called earlier, the redemption date). The total amount due and payable on the Notes on the Maturity Date will equal:

♦	the principal amount; plus

♦	unpaid interest accrued for the Interest Period ending on the Maturity Date.

Interest Payment Amount	The Applicable Interest Rate to be paid on the Notes for an Interest Period will be equal to:

(i) 8.00% (the “Base Rate”) x (ii) n/N, where

n = the total number of calendar days in such Interest Period on which both (i) the CMS Spread equals or exceeds 0.00% and (ii) the Index Closing Level equals or exceeds the Index Barrier; and

N = the number of calendar days in such interest period.

The amount of interest to be paid on the Notes for an Interest Period will be equal to the product of:

(a) the principal amount of the Notes, (b) the Applicable Interest Rate for that Interest Period and (c) the number of days in that interest period divided by 360 (with the number of days to be calculated on the basis of a 360-day year consisting of twelve 30-day months);

provided, that:

♦	the CMS Spread with respect to any Saturday, Sunday or any other day which is not a Business Day will be the CMS Spread for the immediately preceding Business Day;

♦

the Index Closing Level with respect to any Saturday, Sunday or any other day which is not an Index Business Day will be the Index Closing Level for the immediately preceding Index Business Day; provided that if a market disruption event with respect to the Index occurs on any day the Index Closing Level for such day will be the Index Closing Level on the immediately preceding Index Business Day on which no market disruption event has occurred; and

♦

the CMS Spread and Index Closing Level in effect on the fifth Business Day prior to any Interest Payment Date will apply with respect to each subsequent day until and including the last day of the applicable Interest Period (the “rate cut-off date provision”).

You will not earn interest for any day on which the CMS Spread is less than 0.00% or the Index Closing Level is less than the Index Barrier. Accordingly, the actual interest payable on your Notes may be zero, and your aggregate return over the life of the Notes could be significantly less than the Base Rate or the return on a comparable fixed-income debt instrument.

(1)	Principal protection is provided by UBS and, therefore, is dependent on the ability of UBS to satisfy its obligations as they come due.

Rate cut-off date Provision	The CMS Spread and the Index Closing Level on the rate cut-off date will apply to each calendar day from and including the rate cut-off date to and including the last day of the applicable Interest Period.

Rate cut-off date	With respect to any applicable Interest Period, the fifth Business Day prior to the Interest Payment Date for such Interest Period.

Interest Period	Quarterly from (and including) the Interest Payment Date (or the Settlement Date, in the case of the first Interest Period) to (but excluding) the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period).

Interest Payment Dates	The 6th day of each February, May, August and November, commencing on November 6, 2010, and ending on the Maturity Date; provided that if such day is not a Business Day, the interest payment shall be paid on the next succeeding Business Day, with no additional interest being paid on account of the delay. If that day falls in the next calendar month, the date of payment will be the first Business Day preceding such Interest Payment Date.

CMS Spread	30y CMS — 2y CMS; provided that (i) the CMS Spread with respect to any Saturday, Sunday or any other day which is not a Business Day will be the CMS Spread for the immediately preceding Business Day and (ii) the CMS Spread in effect on the fifth Business Day prior to any Interest Payment Date will apply with respect to each subsequent day until and including the last day of the applicable Interest Payment Period.

30y CMS	On any day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of thirty years, expressed as a percentage, that appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on such day; provided that (i) 30y CMS with respect to any Saturday, Sunday or any other day which is not a Business Day will be the 30y CMS for the immediately preceding Business Day and (ii) the 30y CMS in effect on the fifth Business Day prior to any Interest Payment Date will apply with respect to each subsequent day until and including the last day of the applicable Interest Period. If 30y CMS cannot be determined on a Business Day as described above, then 30y CMS will be determined on the basis of the mid-market semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market selected by the Calculation Agent for the purposes of providing quotations as provided below, at approximately 11:00 a.m., New York City time on such Business Day; and for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to 30 years commencing on the second following Business Day and in an amount that is representative for a single U.S. dollar interest rate transaction in the relevant market at the relevant time, with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR with a designated maturity of three months. If at least three quotations are provided, the rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided, the rate for such Business Day will be determined by the Calculation Agent, in a commercially reasonable manner and in its sole and absolute discretion.

2y CMS

On any day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of two years, expressed as a percentage, that appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on such day; provided that (i) 2y CMS with respect to any Saturday, Sunday or any other day which is not a Business Day will be the 2y CMS for the immediately preceding Business Day and (ii) the 2y CMS in effect on the fifth Business Day prior to any Interest Payment Date will apply with respect to each subsequent day until and including the last day of the applicable Interest Period. If 2y CMS cannot be determined on a Business Day as described above, then 2y CMS will be determined on the basis of the mid-market semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market selected by the Calculation Agent for the purposes of providing quotations as provided below, at approximately 11:00 a.m., New York City time on such Business Day; and for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to two years commencing on the second following Business Day and in an amount that is representative for a single U.S. dollar interest rate transaction in the relevant market at the relevant time, with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR with a designated maturity of three months. If at least three quotations are provided, the rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided, the rate for such Business Day will be determined by the Calculation Agent, in a commercially reasonable manner and in its sole and absolute discretion.

Index	S&P 500® Index. See Annex A for a description of the Index and related terms.

Index Barrier	800.

Index Closing Level	On any day during an Interest Period, the closing level of the Index (or any successor index) on such day; provided that (i) the Index Closing Level with respect to any Saturday, Sunday or any other day which is not an Index Business Day will be the Index Closing Level for the immediately preceding Index Business Day, (ii) if a market disruption event with respect to the Index occurs on any day the Index Closing Level for such day will be the Index Closing Level on the immediately preceding Index Business Day on which no market disruption event has occurred, and (iii) the Index Closing Level in effect on the fifth Business Day prior to any Interest Payment Date will apply with respect to each subsequent day until and including the last day of the applicable Interest Period. For more information about determining the Index Closing Level or the closing level of a successor index, see Annex A.

Optional Quarterly Redemption(1)	We may, at our election, redeem the Notes in whole, but not in part, on the 6th day of any February, May, August or November, commencing on August 6, 2011, by giving at least 5 Business Days’ prior written notice, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to but excluding the redemption date.

Business Day	Any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

Index Business Day	Any day, as determined by the Calculation Agent, on which trading is generally conducted on each of the relevant exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Daycount Basis	30/360

(1)	Principal protection is provided by UBS and, therefore, is dependent on the ability of UBS to satisfy its obligations as they come due.

Business Day Convention	Following Unadjusted

CUSIP	90261JFX6

ISIN	US90261JFX63

Listing	None

For additional terms related to this offering, please see “General Terms of the Notes” beginning on page 16.

 Summary

This pricing supplement describes terms that will apply generally to the Notes. This pricing supplement should be read in connection with the accompanying prospectus.

Callable Contingent Accrual Notes

The Callable Contingent Accrual Notes (the “Notes”) are medium-term notes issued by UBS AG. Interest is payable quarterly in arrears and accrues at a rate of 8.00% per annum (the “Base Rate”) for each day on which both (i) the USD 30-year Constant Maturity Swap Rate (“30y CMS”) equals or exceeds the USD 2-year Constant Maturity Swap Rate (“2y CMS”) (the difference, or excess, of the 30y CMS over the 2y CMS being referred to herein as the “CMS Spread) and (ii) the closing level of the S&P 500® Index (the “Index”) is at or above 800 (the “Index Barrier”), subject to the rate cut-off provision. The Notes are 100% principal protected if held to maturity, subject to the creditworthiness of UBS. The Notes are senior unsecured obligations of UBS AG that rank equally with its other unsecured unsubordinated obligations.

The CMS Spread and Index Closing Level for any day in the applicable Interest Period will be subject to the rate cut-off date provision, which means that the CMS Spread and the Index Closing Level on the rate cut-off date will apply to each calendar day from and including the rate cut-off date to and including the last day of the applicable Interest Period. The rate cut-off date for each applicable Interest Period will be the date that is five Business Days prior to the Interest Payment Date for such Interest Period. Therefore, if the CMS Spread on the rate cut-off date is less than 0.00% or the Index Closing Level is less than the Index Barrier, no interest will accrue for that day and the next four days, even if the CMS Spread on those days equals or exceeds 0.00% or the Index Closing Level exceeds the Index Barrier.

Interest on the Notes, if any, will be determined by the Calculation Agent as described below, payable quarterly in arrears on the 6th day of each February, May, August and November, commencing on November 6, 2010 (each such date, an “Interest Payment Date”); provided that if such day is not a Business Day, interest will be paid on the next succeeding Business Day, and no additional interest will accrue on account of the delay. Interest, if any, will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The initial Interest Period will begin on, and include, the Settlement Date and end on, but exclude, November 6, 2010. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the preceding Interest Period and end on, but exclude, the next succeeding Interest Payment Date. The final Interest Period will end on, but exclude, the Maturity Date or any earlier redemption date.

You will not earn interest for any day on which either the CMS Spread is less than 0.00% or the Index Closing Level is less than the Index Barrier. Accordingly, the actual interest payable on your Notes may be zero, and your aggregate return over the life of the Notes could be significantly less than the Base Rate or the return on a comparable fixed-income debt instrument.

Whether interest is payable on any Interest Payment Date will depend on whether the CMS Spread equals or exceeds 0.00% and whether the Index Closing Level equals or exceeds the Index Barrier on each day during the related Interest Period, subject to the rate cut-off provision.

For each Interest Period:

Step 1: Determine the CMS Spread on each day

The CMS Spread on any day during an Interest Period is the amount (expressed as basis points) equal to (a) the 30y CMS minus (b) the 2y CMS (each as defined above) on such day; provided that (i) the CMS Spread with respect to any Saturday, Sunday or any other day which is not a Business Day will be the CMS Spread for the immediately preceding Business Day and (ii) the CMS Spread in effect on the fifth Business Day prior to any Interest Payment Date will apply with respect to each subsequent day until and including the last day of the applicable Interest Period.

Step 2: Determine the Index Closing Level on each day

The Index Closing Level on any day during an Interest Period is the closing level of the Index on such day; provided that (i) the Index Closing Level with respect to any Saturday, Sunday or any other day which is not an Index Business Day will be the Index Closing Level for the immediately preceding Index Business Day, (ii) the Index Closing Level in effect on the fifth Business Day prior to any Interest Payment Date will apply with respect to each subsequent day until and including the last day of the applicable Interest Period and (iii) if a market disruption event with respect to the Index occurs on any day or if any such day is not an Index Business Day, the Index Closing Level for such day will be the Index Closing Level on the immediately preceding Index Business Day on which no market disruption event has occurred.

Step 3: Calculate the applicable interest rate

The applicable interest rate (the “Applicable Interest Rate”) for such Interest Period will be equal to the product of (a) the Base Rate of 8.00% per annum and (b) a fraction, the numerator of which is equal to the number of days during such Interest Period on which both the (i) the CMS Spread equals or exceeds 0.00% and (ii) the Index Closing Level equals or exceeds the Index Barrier, and the denominator of which is the number of actual days in such Interest Period.

Step 4: Calculate the amount of interest to be paid on the Notes

The amount of interest to be paid on the Notes for an Interest Period is equal to the product of (a) the principal amount of the Notes, (b) the Applicable Interest Rate for that interest period and (c) the number of days in that interest period divided by 360 (with the number of days to be calculated on the basis of a 360-day year consisting of twelve 30-day months).

Can you sell the Notes back to us?

Although we are not obligated to do so, our current practice is to quote you a price to purchase your Notes upon your request. However, any purchase price we quote you prior to redemption at maturity or upon an earlier call will take into consideration then-current market conditions and expectations of future payments on the Notes, among other things, and, as a result, the purchase price at which we would repurchase your Notes prior to maturity may be significantly less than the principal amount of the Notes. You should therefore be prepared to hold the Notes to maturity.

The Notes Are Part of a Series.

The Notes are part of a series of debt securities entitled “Medium-Term Notes, Series A” which we may issue from time to time under our indenture, which is described in the accompanying prospectus. This pricing supplement summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

 Hypothetical examples of how the interest amount for an Interest Period is calculated

Assumptions:

Principal amount of the Notes: $1,000

Number of days in the Interest Period: 90

Base Rate 8.00% per annum

The following table illustrates how the Applicable Interest Rate is calculated based on the number of days the CMS Spread is equal to or greater than 0.00% and the Index Closing Level is equal to or greater than the Index Barrier.

The examples below are provided for purposes of illustration only. The actual Applicable Interest Rate for any Interest Period will depend on the actual CMS Spread and Index Closing Level for each day during such Interest Period.

Number of Days on which the CMS Spread is equal to or greater than 0.00% and the Index Closing Level is equal or greater than the Index Barrier	Applicable Interest Rate (per annum)	Interest amount payable on any quarterly Interest Payment Date*
90	8.00%	$20.00
60	5.33%	$13.33
30	2.67%	$6.67
0	0.00%	$0.00
*	The interest amount payable on an Interest Payment Date per $1,000 Note is equal to:

$1,000 x Applicable Interest Rate, converted to a decimal equivalent, x (number of days in the Interest Period/360)

Fluctuations in the CMS Spread and Index Closing Level make the Applicable Interest Rate on the Notes for any Interest Period difficult to predict and, as a result, your effective return on the Notes may be lower than anticipated or even be zero for one or more of those Interest Periods. In addition, if, on the day that is five Business Days prior to the Interest Payment Date for the relevant Interest Period, the CMS Spread is less than 0.00% or the Index Closing Level is less than the Index Barrier, no interest will accrue for that day and the next four days, even if the CMS Spread on those days equals or exceeds 0.00% or the Index Closing Level exceeds the Index Barrier.

 Historical Levels of the CMS Spread

We have included the following graph of the historical behavior of CMS Spread for the period July 1, 2000 to August 2, 2010, for your reference. Past movements of CMS Spread are not indicative of future levels or the future behavior of CMS Spread.

Source: Bloomberg Financial Systems

 Historical Closing Levels of the Index

We have included the following graph of the historical behavior of the Index Closing Level for the period July 1, 2000 to August 2, 2010, for your reference. Past movements of the Index Closing Level are not indicative of future levels or the future behavior of Index.

Risk Factors

Your investment in the Notes will involve risks. The Notes are unsecured debt. Unlike ordinary debt securities, the return on the Notes is linked to the CMS Spread and the Index Closing Level. This section describes some of the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus, before investing in the Notes.

The Notes are intended to be held to maturity. Your principal protection is subject to UBS’s creditworthiness and applies only if you hold your Notes to maturity. Changes in the CMS Spread and/or the Index Closing Level could result in a substantial loss to you if you sell your Notes in any secondary market that may develop prior to maturity.

You will receive at least the minimum payment of 100% of the principal amount of your Notes only if you hold your Notes to maturity (or the redemption date, if the Notes are called earlier). If you choose to sell your Notes in the secondary market prior to maturity, the trading value of the Notes will be affected by factors that interrelate in complex ways, including the level and direction of the 30y CMS, the 2y CMS and the Index, the anticipated level and potential volatility of the CMS Spread and the Index, the time remaining to the maturity of the Notes, the creditworthiness of UBS and the availability of comparable instruments. In particular, to the extent that the CMS Spread is negative or the Index Closing Level is less than the Index Barrier on any day, or the market perceives that the risk of this occurring increases, the trading price of the Notes may be adversely affected. You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your Notes sold, and you may receive a dollar price less than 100% of the applicable principal amount of Notes sold.

Your interest payments on the Notes for any Interest Period are uncertain and could be zero or relatively low amounts in periods where the CMS Spread is negative or the Index Closing Level is less than the Index Barrier.

The interest payable on the Notes is uncertain and the maximum interest rate for any Interest Period is the Base Rate, which is 8.00% per annum. However, for every day during an Interest Period on which the CMS Spread (i.e., the difference between the 30y CMS and the 2y CMS) is less than 0.00% or the Index Closing Level is less than the Index Barrier, no interest will accrue for that day and, therefore, the Applicable Interest Rate for that Interest Period will be reduced, and if, for every day in an Interest Period, the CMS Spread is less than 0.00% or the Index Closing Level is less than the Index Barrier, the Applicable Interest Rate for that Interest Period will be zero. You will not earn interest for any day on which the CMS Spread is less than 0.00% or the Index Closing Level is less than the Index Barrier. If the CMS Spread is less than 0.00% or the Index Closing Level is less than the Index Barrier on each day during an Interest Period, no interest will accrue on the Notes for that Interest Period and, as a result, your return on the Notes for that Interest Period will be zero and the return over the life of the Notes could be significantly less than the Base Rate or could even be zero. Fluctuations in the 30y CMS, the 2y CMS and the Index may make the value of the Notes difficult to predict and more volatile than conventional fixed or floating interest rate debt securities and can result in effective returns to investors that are lower than anticipated.

When the rate cut-off date provision applies for any day included in any applicable Interest Period, it is possible that no interest will accrue for the remainder of that Interest Period

For each of the five Business Days prior to any Interest Payment Date, the rate cut-off date provision will apply so that the CMS Spread and the Index Closing Level for any such day will be determined on the rate cut-off date, i.e., the fifth Business Day prior to the relevant Interest Payment Date for such Interest period. Therefore, if the CMS Spread on the rate cut-off date is less than 0.00% or the Index Closing Level is less than the Index Barrier, no interest will accrue for that day and for the remainder of the Interest Period, even if the CMS Spread equals or exceeds 0.00% or the Index Closing Level exceeds the Index Barrier on any day during that time.

Information about historical values may not be indicative of future values.

Included above in “Historical Levels of the CMS Spread” and “Historical Closing Levels of the Index” are information about the historical levels of the CMS Spread and the Index, respectively. These historical levels have been furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the 30y CMS or the 2y CMS or the CMS Spread or the Index Closing Level, as applicable, that may occur in the future. There are multiple factors that have and will continue to impact the 30y CMS and the 2y CMS, and thereby the CMS Spread, and the Index. Fluctuations in the 30y CMS, the 2y CMS and the Index may make the value of the Notes difficult to predict and more volatile than conventional fixed or floating interest rate debt securities and can result in effective returns to investors that are lower than anticipated. Such factors include:

♦	movements in the 30y CMS, 2y CMS or the Index;

♦	the volatility of the Index;

♦	general economic, financial, political or regulatory conditions;

♦	changes in, and volatility of, interest rates and/or stock prices generally;

♦	monetary policies of the Federal Reserve Bank; and

♦	inflation and expectations concerning inflation.

The market value of the Notes may be influenced by unpredictable factors.

The existence, magnitude and longevity of the risks associated with the Notes depend on factors over which we do not have any control and that cannot readily be foreseen, including, but not limited to:

♦	Interest rates and/or stock prices in the market generally;

♦	supply and demand for the Notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker;

♦	economic, financial, political, regulatory or judicial events that affect financial markets or the economy generally;

♦	the time remaining to maturity;

♦	our right to redeem the Notes; and

♦	the creditworthiness and credit rating of UBS.

There may not be an active trading market in the Notes, and sales prior to maturity may result in losses.

You should be willing and able to hold your Notes to maturity. There may be little or no secondary market for the Notes. We do not intend to list the Notes on any stock exchange or automated quotation system, and it is not possible to predict whether a secondary market will develop for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity or result in trading of Notes at prices advantageous to you. Sales in the secondary market may result in significant losses. UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS currently intend to act as market makers for the Notes, but they are not required to do so. Even if UBS Securities LLC, UBS Financial Services Inc., any of our other affiliates or any other market maker makes a market in the Notes, they may stop doing so at any time. We expect there will be little or no liquidity in the Notes. The prices we or our affiliates may offer for the Notes will be discounted to reflect costs and, among other things, changes of and volatility in interest rates in the market.

As a result, if you sell your Notes prior to maturity, you may have to do so at a discount from the issue price and you may suffer losses.

The inclusion of commissions and compensation in the initial price to public of the Notes is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC, UBS Financial Services Inc. or their affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial price to public, since the initial price to public is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

No dividend payments

You will not receive any dividend payments or other distributions on the securities included in the Index (the “Index Constituent Stocks”).

The return on your Notes reflects a price return, not a total return

The return on your Notes is based, in part, on the performance of the Index, which reflects the changes in the market prices of the Index Constituent Stocks . This is known as a “price return” index or strategy. The return on your Notes does not reflect a “total return” index or strategy, which would also reflect dividends paid on the Index Constituent Stocks in addition to reflecting the price returns.

Owning the Notes is not the same as owning the Index or the Index Constituent Stocks

The return on your Notes may not reflect the return you would realize if you actually owned the Index or the Index Constituent Stocks. For instance, you will not receive or be entitled to receive any dividend payments over the life of the Notes.

UBS’s or its affiliates’ investments in instruments relating to interest rate swaps may impair the value of the Notes.

We and our affiliates are active participants in interest rate swaps and other contracts as sellers, buyers, dealers, proprietary traders and agents for our customers. As described under “Use of Proceeds and Hedging” on page 18, we or one or more of our affiliates may hedge our or their interest rate exposure from the Notes by entering into various transactions. We or our affiliates may adjust these hedges at any time. These activities may impair the value of the Notes. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the Notes may decline.

Our business activities may create conflicts of interest.

Trading activities related to short-term and long-term interest rate swaps and other instruments that may affect the 30y CMS, the 2y CMS or the Index Closing Level may be entered into on behalf of UBS, its affiliates or customers other than for the account of the holders of the Notes or on their behalf. In addition, UBS and its affiliates expect to engage in trading activities related to the 30y CMS, the 2y CMS or the Index that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the levels of the 30y CMS and/or the 2y CMS and/or the Index, could be adverse to the interests of the holders of the Notes.

UBS and its affiliates have no affiliation with S&P, the Index sponsor, and are not responsible for their public disclosure of information.

We and our affiliates are not affiliated with the Index sponsor (except for licensing arrangements discussed in Annex A) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Notes and the interest payments. The Calculation Agent may designate a successor index in its sole discretion. If the Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive on any interest payment date may be determined by the Calculation Agent in its sole discretion. See “Annex A — Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation”. The Index sponsor is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the value of your Notes.

We have derived the information about the Index sponsor and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index sponsor or the Index. You, as an investor in the Notes, should make your own independent investigation into the Index sponsor and the Index for your Notes.

There are potential conflicts of interest between you and the Calculation Agent.

UBS AG, London Branch, will serve as the initial Calculation Agent. UBS AG, London Branch, will, among other things, determine the Applicable Interest Rate throughout the term of the Notes. For a description of the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” on page 17. The Calculation Agent will exercise its judgment when performing its functions.

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Notes, and may do so in the future. Any such research, opinions or recommendations could affect the interest rate futures to which the Notes are linked or the market value of the Notes.

UBS and its affiliates publish research from time to time with respect to movements in interest rates and equity markets generally or the 30y CMS, the 2y CMS, the CMS Spread or the Index specifically and other matters that may influence the value of the Notes, express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation regarding the merits of investing in the Notes and the CMS Spread and the Index to which the Notes are linked.

No current research recommendation.

Neither UBS nor any of its subsidiaries or affiliates currently publishes research on, or assigns a research recommendation to, the Notes.

Credit of UBS

The Notes are senior unsecured debt obligations of the issuer, UBS AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including interest and any principal protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Notes.

The Notes are not insured by the FDIC or any other governmental agency.

The Notes are not deposit liabilities of UBS, and neither the Notes nor your investment in the Notes are insured by the United States Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency of the United States, Switzerland or any other jurisdiction.

We may redeem the Notes prior to maturity.

We have the right to redeem the Notes, in whole but not in part, on the 6th day of any February, May, August or November, commencing on August 6, 2011, at a redemption price equal to 100% of the outstanding principal amount plus accrued and unpaid interest to but excluding the redemption date. If we redeem the Notes prior to maturity, you will receive no further interest payments and may not be able to re-invest the proceeds at a favorable rate comparable to that of the Notes.

General Terms of the Notes

The following is a summary of the general terms of the Notes. The information in this section is qualified in its entirety by the information set forth in the accompanying prospectus. In this section, references to “holders” mean you, as owner of the Notes registered in your name, on the books that we or the trustee maintain for this purpose, and not those holders who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. As an owner of beneficial interests in the Notes, you should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this pricing supplement, the following general terms will apply to the Notes:

Denominations

Your minimum investment is one Note at the principal amount. The principal amount of each Note will be $1,000.

Maturity Date

The Maturity Date for the Notes will be August 6, 2025.

Interest Payment Dates

Interest Payment Dates shall be the 6th day of each February, May, August and November, commencing on November 6, 2010, and ending with the Maturity Date, provided that if any such day is not a Business Day, the interest payment shall be paid on the next succeeding Business Day, with no additional interest being paid on account of the delay. If that day falls in the next calendar month, the date of payment will be the first Business Day preceding such Interest Payment Date.

Regular Record Dates for Interest Payments

The regular record date relating to an interest payment on the Notes shall be the Business Day prior to the Interest Payment Date. For the purpose of determining the holder at the close of business on a regular record date, the close of business will mean 5:00 P.M., New York City time, on that day.

Coupon

Interest on the Notes, if any, will be based on the Applicable Interest Rate, as determined by the Calculation Agent, and will be payable quarterly in arrears on the Interest Payment Date for the applicable Interest Period. Interest, if any, will be computed on the basis of a 360-day year consisting of twelve 30-day months. The initial Interest Period will begin on, and include, the Settlement Date and end on, but exclude, November 6, 2010. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the preceding Interest Period and end on, but exclude, the immediately succeeding Interest Payment Date. The final Interest Period will end on, but exclude, the Maturity Date or any earlier redemption date.

The Applicable Interest Rate for an Interest Period will be equal to the product of (a) the Base Rate of 8.00% per annum and (b) a fraction, the numerator of which is equal to the number of days during such Interest Period on which both the (i) the 30y CMS equals or exceeds the 2y CMS (the difference, or excess, of the 30y CMS over the 2y CMS being referred to herein as the “CMS Spread) and (ii) the Index Closing Level equals or exceeds the Index Barrier, and the denominator of which is 90.

Redemption Price Upon Optional Redemption on an Interest Payment Date

We may, at our election, redeem the Notes in whole, but not in part, on the 6th day of any February, May, August or November, commencing on August 6, 2011, by giving at least 5 Business Days’ prior written notice in the manner described under “Description of Debt Securities We May Offer — Notices” in the accompanying prospectus. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date for the Notes.

If we elect to redeem your Notes as described above, we will pay you an amount equal to 100% of the principal amount of your Notes plus accrued and unpaid interest to but excluding the redemption date (the “redemption price”) on such redemption date to the holder of record of the Notes as of the close of business on the immediately preceding Business Day. See “Description of Debt Securities We May Offer — Redemption and Repayment” in the accompanying prospectus. If any redemption date is not a Business Day, we will pay the redemption price on the next Business Day without any interest or other payment due to the delay.

Redemption Price upon Optional Tax Redemption

We have the right to redeem the Notes in the circumstances and at the price described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus.

Manner of Payment and Delivery

Any payment on or delivery of the Notes upon redemption or at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day with respect to the Notes, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Following Unadjusted Business Day Convention

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus, any payment on the Notes that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date.

Role of Calculation Agent

UBS AG, London Branch, will serve as the initial Calculation Agent. We may change the Calculation Agent after the original issue date of the Notes without notice. The Calculation Agent will make all determinations regarding the 30y CMS, the 2y CMS, the CMS Spread, the Index Closing level, market disruption events, discontinuance of or adjustments to the Index, alterations of methods of calculation, the amount of any Interest Payment to which you may be entitled, payments on the Notes due at maturity or any earlier redemption date, Business Days, Index Business Days, the default amount, the Applicable Interest Rate and any other amounts payable in respect of your Notes. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

Booking Branch

The Notes will be booked through UBS AG, Jersey Branch, as Issuer.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In connection with the sale of the Notes, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swap, futures and option transactions, purchases and sales of securities linked to the 30y CMS or the 2y CMS or the CMS Spread or the Index or the execution of other derivative transactions with returns linked to or related to changes in the 30y CMS, the 2y CMS or the CMS Spread or the Index both before and after the Settlement Date of the Notes. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time and payment on the Notes at maturity. See “Risk Factors” beginning on page 13 for a discussion of these adverse effects.

Certain United States Federal Income Tax Consequences

The following is a general description of certain United States tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

♦	a dealer in securities,

♦	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

♦	a bank,

♦	a life insurance company,

♦	a tax-exempt organization,

♦	a person that owns Notes as part of a straddle or a hedging or conversion transaction for tax purposes, or

♦	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States Holder. You are a United States holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

The tax treatment of your Notes depends upon whether or not it is reasonably expected that the return on the Notes during the first half of the Notes’ term will be significantly greater or less than the return on the Notes during the second half of the Notes’ term (“Front- or Back-Loaded”). We believe that the Notes are Front- or Back-Loaded. This determination is made solely for tax purposes based on currently available objective economic information and is not a prediction or guarantee of the timing or amount of the payments on your Notes. In the opinion of Sullivan & Cromwell LLP, assuming the Notes are Front-Loaded or Back-Loaded, the Notes should be treated as debt instruments subject to special rules governing contingent payment obligations for United States federal income tax purposes.

Under the contingent payment obligations rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. Under these rules, you will only accrue interest based on the comparable yield. You will not have to separately include the amount of interest that you receive on the Notes, except to the extent of any positive or negative adjustments discussed below.

It is not entirely clear how, under the rules governing contingent payment obligations, the maturity date for debt instruments (such as the Notes) that provide for a call right should be determined for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for the Notes (and we intend to make the computation in such a manner) based on the assumption that the Notes will remain outstanding until the stated maturity date.

We have determined the comparable yield for the Notes is equal to 4.75% per annum, compounded quarterly.

Based upon this comparable yield, if you are an initial holder that holds a Note until the scheduled maturity and you pay your taxes on a calendar year basis, you would generally be required to pay taxes on the following amounts of ordinary income from the Note each year (subject to the positive and negative adjustments described below): $18.94 in 2010, $46.16 in 2011, $44.78 in 2012, $43.72 in 2013, $43.04 in 2014, $42.67 in 2015, $42.39 in 2016, $42.20 in 2017, $42.25 in 2018, $42.50 in 2019, $42.82 in 2020, $43.20 in 2021, $43.91 in 2022, $44.95 in 2023, $46.12 in 2024, and $28.23 in 2025.

In addition, we have determined the projected payments for a Note are as follows:

Taxable Year:	Payment on	Payment on	Payment on	Payment on
2010				8 - Nov: $21.76
2011	7 - Feb: $21.23	6 - May: $20.28	8 - Aug: $ 19.43	7 - Nov: $18.80
2012	6 - Feb: $18.34	7 - May: $17.88	6 - Aug: $ 17.53	6 - Nov: $17.12
2013	6 - Feb: $16.57	6 - May: $15.91	6 - Aug: $ 15.14	6 - Nov: $14.86
2014	6 - Feb: $14.17	6 - May: $13.63	6 - Aug: $ 13.21	6 - Nov: $12.78
2015	6 - Feb: $12.41	6 - May: $12.17	6 - Aug: $ 12.08	6 - Nov: $12.09
2016	8 - Feb: $12.14	6 - May: $12.09	8 - Aug: $ 12.01	7 - Nov: $11.83
2017	6 - Feb: $11.57	8 - May: $11.26	7 - Aug: $ 10.88	6 - Nov: $10.48
2018	6 - Feb: $10.10	7 - May: $ 9.76	6 - Aug: $ 9.46	6 - Nov: $ 9.24
2019	6 - Feb: $ 9.08	6 - May: $ 9.00	6 - Aug: $ 8.94	6 - Nov: $ 8.92
2020	6 - Feb: $ 8.95	6 - May: $ 9.10	6 - Aug: $ 9.26	6 - Nov: $ 9.11
2021	8 - Feb: $ 8.73	6 - May: $ 8.36	6 - Aug: $ 8.00	8 - Nov: $ 7.44
2022	7 - Feb: $ 6.86	6 - May: $ 6.37	8 - Aug: $ 5.97	7 - Nov: $ 5.69
2023	6 - Feb: $ 5.48	8 - May: $ 5.26	8 - Aug: $ 5.09	6 - Nov: $ 5.05
2024	6 - Feb: $ 5.07	6 - May: $ 5.11	6 - Aug: $ 5.14	6 - Nov: $ 5.29
2025	6 - Feb: $ 5.58	6 - May: $ 6.04	6 - Aug: $1006.74

You are required to use the comparable yield and projected payment schedule set forth above in determining your interest accruals in respect of the Notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule will not be provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent payments with respect to the Notes.

If, during any taxable year, the actual payments with respect to the Notes exceed the projected payments for that taxable year, you will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. You will treat a net positive adjustment as additional interest income in that taxable year.

If, during any taxable year, the actual payments with respect to the Notes are less than the amount of projected payments for that taxable year, you will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce your interest income on the Notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your interest income on the Notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the Notes or to reduce the amount realized on a sale, exchange, redemption or repurchase of the Notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

If you purchase the Notes for an amount that differs from the Notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the Notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of the Notes will equal the Notes’ original issue price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchase the Notes, decreased by the amount of the projected payments that were previously projected to be made with respect to the Notes.

If you purchase the Notes for an amount that is less than the adjusted issue price of the Notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Notes for an amount that is greater than the adjusted issue price of the Notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange, redemption or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes), decreased by the amount of the projected payments that you were projected to receive with respect to the Notes and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase the Notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale, exchange, redemption or maturity of the Notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss. You will generally only be able to use such ordinary loss to offset your income in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. The deductibility of capital losses is subject to limitations.

Alternative Treatment. If the Internal Revenue Service disagrees with our conclusion with respect to whether interest is expected to be Front- or Back-Loaded, the Internal Revenue Service could treat your Notes as variable rate debt instruments. Under this characterization, you will be subject to tax on interest payments, if any, as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes and any gain or loss you recognize upon the sale or maturity of your notes will be capital gain or loss. Please see the discussion under “U.S. Tax Considerations — Taxation of Debt Securities — Original Issue Discount — Variable Rate Debt Securities” in the accompanying prospectus for a detailed description of the tax consequences of owning a variable rate debt instrument.

Information with Respect to Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (which includes the Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. U.S. holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its gross interest income and its net gains from the sale, redemption or maturity of the Notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your gains in respect of your investment in the Notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Notes or a sale of the Notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Backup Withholding and Information Reporting. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

➢	payments of principal and interest on Notes within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

➢	the payment of the proceeds from the sale of Notes effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

➢	fails to provide an accurate taxpayer identification number,

➢	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

➢	in certain circumstances, fails to comply with applicable certification requirements.

Pursuant to recently enacted legislation, certain payments in respect of Notes made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding.

Payment of the proceeds from the sale of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Note that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

➢	the proceeds are transferred to an account maintained by you in the United States,

➢	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

➢	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of a Note effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

➢	a United States person,

➢	a controlled foreign corporation for United States tax purposes,

➢	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

➢	a foreign partnership, if at any time during its tax year:

➢	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

➢	such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

Supplemental Plan of Distribution

UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this pricing supplement. UBS Financial Services Inc., in turn, will agree to purchase from UBS Securities LLC, and UBS Securities LLC will agree to sell to UBS Financial Services Inc., all or a portion of such aggregate principal amount of the Notes. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to other securities dealers at discounts from the original issue price at varying levels up to the underwriting discount set forth on the front cover of this pricing supplement. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. As described in more detail under “Use of Proceeds and Hedging,” we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes. UBS Securities LLC and/or its affiliate may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

UBS may use this pricing supplement and the accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this pricing supplement and the accompanying prospectus in a market-making transaction for any Notes after their initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this pricing supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement and the accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement is accurate as of any date other than the date on the front of the document.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of NASD Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The returns on UBS structured products are linked to the performance of the relevant underlying asset or index. Investing in a structured product is not equivalent to investing directly in the underlying asset or index. Before investing, you should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed below, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by calling toll-free 1-800-657-9836.

 Annex A

S&P 500® Index

The S&P 500® Index (the “S&P Index”) is maintained by the S&P Index Committee (the “S&P Index Committee”), a team of S&P’s economists and index analysts who meet on a regular basis. The calculation of the value of the S&P Index, discussed below in further detail, is based on the relative value of the aggregate market value of specified classes of common stock of 500 companies (the “S&P Index Constituent Stocks”) as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943 (the “Base Period”). The S&P Index Constituent Stocks do not represent the common stocks of the 500 largest companies listed on the New York Stock Exchange and not all 500 companies whose common stock are included in the S&P Index are listed on the New York Stock Exchange. Stocks are chosen for inclusion in the S&P Index by the S&P Index Committee with the goal of ensuring that the S&P Index is a leading indicator of United States equities (as determined below), reflecting the risk and return characteristics of the broader large cap universe on an ongoing basis. Ten main groups of companies comprise the Index, with the number of companies included in each group as of August 2, 2010 indicated below: Consumer Discretionary (81); Consumer Staples (41); Energy (39); Financials (80); Health Care (51); Industrials (56); Information Technology (76); Materials (32); Telecommunications Services (9); and Utilities (35).

Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”), calculates the S&P Index by reference to the prices of the S&P Index Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Securities will not reflect the return you would realize if you actually owned the stocks that compose the S&P Index and received the dividends paid on such stocks.

Stocks Included in the S&P Index

Only common stock of operating companies, real estate investment trusts (excluding mortgage REITs) and business development companies are eligible for inclusion in the S&P Index. The common stock of closed-end funds, holding companies, partnerships, investment vehicles and royalty trusts are not eligible for inclusion in the S&P Index. Further, for the common stock of a company to be eligible for inclusion in the S&P Index it must meet all of the following additional criteria, as determined by the S&P Index Committee in its sole discretion:

➢	Market Capitalization — Unadjusted market capitalization of US $3 billion or more. The ranges are reviewed from time to time by the S&P Index Committee to assure consistency with market conditions.

➢	Liquidity — Annual dollar value trade to market capitalization should be 0.3 or greater.

➢	Public Float — Public float of at least 50% of the common stock.

➢	Sector Classification — Contribution to the sector balance maintenance of the S&P Index.

➢

Financial Viability — Financial viability as generally measured for four consecutive quarters of positive as-reported earnings. Another measure of financial viability is a company’s balance sheet leverage, which should be operationally justifiable in the context of both its industry peers and its business model.

➢	Treatment of Initial Public Offerings — Initial public offerings should be seasoned for at least six to twelve months.

➢

United States Company — The company should be a United States company by either (i) meeting the following criteria: (A) incorporated in the United States, (B) financial reporting should be in U.S. GAAP, in U.S. dollars, and the company should not be considered a foreign entity by the United States Securities and Exchange Commission, (C) a corporate governance structure consistent with U.S. practice, (D) principal executive presence in the United States, (E) the United States portion of revenues, operations, fixed assets and employees should be a significant portion of the total, but not exceed 50%, (F) the common stock should be listed on the New York Stock Exchange, the American Stock Exchange, NASDAQ or NYSE Arca and (G) the company should generally be considered a United States company by analysts and investors, or (ii) meeting all but one of the criteria in subsection (i)(A)-(G) and there is no other major market beside the United States to which the company would logically be assigned.

Generally, only one class of common stock of any company is included in the S&P Index. The stock price and total shares outstanding of common stock of a company included in the S&P Index with more than one class of common stock outstanding is based on the most liquid class of common stock of that company as determined by S&P Index Committee in its sole discretion.

Criteria for Removal from the S&P Index

The common stock of a company may be removed from the S&P Index when the S&P Index Committee determines, in its sole discretion, that one of the following criteria is met:

➢	A company involved in a merger, acquisition or significant restructuring no longer meets the inclusion criteria, or

➢	A company substantially violates one more of the criteria for inclusion in the S&P Index, as described above.

Computation of the S&P Index

The calculation of the value of the S&P Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of approximately 500 companies as of a particular time as compared to the aggregate Market Value of the common stocks of approximately 500 similar companies during the Base Period. The “Market Value” of any S&P Index Constituent Stock is the product of the market price per share times the number of the then outstanding shares of such S&P Index Constituent Stock times an investable weight factor (“IWF”). An IWF is calculated for each S&P Index Constituent Stock so that the number of shares outstanding is reduced to exclude certain closely held shares from the determination of the level of the S&P Index.

The level of the S&P Index is calculated using a base-weighted aggregate methodology: the level of the S&P Index reflects the total Market Value of all the S&P Index Constituent Stocks relative to the Base Period. An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time. The actual total Market Value of the S&P Index Constituent Stocks in the S&P Index during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P Index is computed by dividing the total Market Value of the level of S&P Index Constituent Stocks by a number called the “S&P Divisor”. By itself, the S&P Divisor is an arbitrary number. However, in the context of the calculation of the level of the S&P Index, it is the only link to the original Base Period value of the S&P Index. Continuity in the S&P Index value is maintained by adjusting the S&P Divisor for certain events as described below.

Changes to the S&P Index are made on an as-needed basis. There is no annual or semi-annual reconstitution. Rather changes in response to corporate actions and market developments can be made at any time.

An adjustment to the S&P Divisor is required when any change to any S&P Index Constituent Stocks alters the total market value of the S&P Index while holding stock prices constant. S&P Divisor adjustments are made “after the close” meaning that after the close of trading the closing prices are used to calculate the new S&P Divisor based on whatever changes are being made. The table below summarizes the types of maintenance adjustments which require a divisor adjustment:

Type of Corporate Action	Adjustment Factor
Company added / deleted	Net change in market value determines the S&P Divisor adjustment.
Spin-Off (Only if spun-off company added to S&P Index and another company deleted from S&P Index)	S&P Divisor adjustment reflects deletion of company from S&P Index.
Special Dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend.
Rights Offering	Increase in market capitalization measured as the shares issued multiplied by the price paid.

Each of the corporate actions in the table above has the effect of altering the market value of an S&P Index Constituent Stock and consequently the aggregate market value of the S&P Index Constituent Stocks. In order that the level of the S&P Index prior to such corporate action, not be affected by the change in market value of the S&P Index Constituent Stocks, a new S&P Divisor is derived as follows:

➢	Market value of the S&P Index Constituent Stocks after the corporate action / New S&P Divisor = Market Value of the S&P Index Constituent Stocks prior to the corporate action.

➢	New S&P Divisor = Market value of the S&P Index Constituent Stocks after the corporate action / Market Value of the S&P Index Constituent Stocks prior to the corporate action.

In cases where there is no achievable market price for a stock being deleted, such stock may be removed from the S&P Index at zero or minimal price at the discretion of the S&P Index Committee, in recognition of the constraints faced by investors in trading bankrupt or suspended stocks. Constituent changes are typically announced one to five days before they are scheduled to be implemented.

A large part of the maintenance of the S&P Index involves adjustments in response to changes in a company’s shares outstanding. The S&P Index Committee follows a 5% rule. Generally, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more are made weekly and are announced on Wednesdays for implementation after the close of trading the following Wednesday (one week later). Changes of less than 5% of a company’s shares outstanding are accumulated and made quarterly on the third Friday of March, June, September and December, with the exception of an acquisition of another company in the S&P Index which are made as reasonably as possible. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial by the S&P Index Committee, a price adjustment and/or share increase may be implemented immediately.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the S&P Index or any successor index. While S&P currently employs the above methodology to calculate the S&P Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Securities. S&P does not guarantee the accuracy or the completeness of the S&P Index or any data included in the S&P Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the S&P Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the S&P Index or the manner in which the S&P Index is applied in determining the amount payable at maturity.

We have derived all information regarding the the S&P Index contained in this pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P.

We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the S&P Index, and may discontinue publication of the S&P Index.

License Agreement

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the S&P Index, in connection with securities, including the Securities. The S&P Index is owned and published by S&P.

The license agreement between S&P and UBS provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the S&P Index to track general stock market performance. S&P’s only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the S&P Index which is determined, composed and calculated by S&P without regard to UBS or the Securities. S&P has no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the S&P Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P INDEX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s,” “S&P,” “S&P 500,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS. The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities.

Index Closing Level

The Index Closing Level on any trading day will be determined based on the closing level of the Index or any successor index or alternative calculation of such index published following the regular official weekday close of the principal trading session of the relevant exchange for such index.

Market Disruption Event

Any of the following may be a market disruption event, in each case as determined by the calculation agent in its sole discretion:

➢

a suspension, absence or material limitation of trading in a material number of index constituents for more than two hours or during the one-half hour before the close of trading in the applicable market or markets;

➢

a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or a material number of index constituents in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in such market;

➢	the Index is not published; or

➢

any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to Notes that we or our affiliates have effected or may effect as described under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; and

➢	a decision to permanently discontinue trading in the option or futures contracts relating to the underlying equity or, in the Index, or in any index constituent stocks.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any index constituents are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If the sponsor (S&P) discontinues publication of the Index and the index sponsor or any other person or entity publishes a substitute index that the calculation agent determines is comparable to that index and approves the substitute index as a successor index, then the calculation agent will determine the closing levels of the Index by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the value of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or another index or indices, as applicable, and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index. If the calculation agent determines that any index constituents or the method of calculating the Index have been changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the index constituents, as applicable, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index constituent stocks or their issuers, as applicable, or is due to any other reason — that causes the Index not to fairly represent the value of that index had such changes not been made or that otherwise affects the calculation of the closing levels of the Index, then the calculation agent may make adjustments in this method of calculating that index that it believes are appropriate to ensure that the Index Closing Level used to determine the amount payable on any Interest Payment Date, Redemption Date or on the Maturity Date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the closing levels of the affected index and the amount payable on any Interest Payment Date, Redemption Date or at maturity or otherwise relating to the level of the index may be made by the calculation agent in its sole discretion.

A-4